Exhibit 99.1

Contacts: Raymond Jones Investor Relations 206-470-7137 ir@zillow.com	Katie Curnutte Public Relations 206-757-2785 press@zillow.com

ZILLOW, INC. REPORTS RECORD THIRD QUARTER 2013 RESULTS

•	Record Revenue of $53.3 million, up 67% over third quarter 2012.

•	Record Marketplace Revenue of $40.9 million, up 73% over third quarter 2012.

•	Record quarterly and all-time traffic, with nearly 64 million monthly unique users on mobile and Web in August 2013 (up 75% year-over-year).

•	Premier Agent count grew 68% year-over-year, adding a record 5,942 new subscribers during the quarter.

SEATTLE – November 5, 2013 – Zillow, Inc. (NASDAQ:Z), the leading real estate and home-related marketplace, today announced financial results for the quarter ended September 30, 2013.

“The third quarter was another extremely strong one for Zillow®, as we exceeded our outlook and delivered record results. We made significant progress toward our priorities to grow audience, grow our Premier Agent business and grow our emerging marketplaces,” said Spencer Rascoff, CEO of Zillow, Inc. “It was also a momentous quarter for our brand as we hosted an unprecedented nationwide event with President Obama. We acquired New York City’s number one real estate website, StreetEasy®. Additionally, we experienced a significant positive impact during the peak of the home shopping season from our first-ever national brand advertising campaign.”

Third Quarter 2013 Financial Highlights

•	Revenue increased 67% to a record $53.3 million from $31.9 million in the third quarter of 2012.

•	Marketplace Revenue increased 73% to a record $40.9 million from $23.6 million in the third quarter of 2012.

•	Real Estate Revenue grew 67% to $35.1 million from $21.0 million in the third quarter of 2012.

•	Mortgages Revenue grew 120% to $5.7 million from $2.6 million in the third quarter of 2012.

•	Display Revenue increased 50% to $12.4 million from $8.3 million in the third quarter of 2012.

•	Due primarily to planned increases in advertising expenses, GAAP net loss was $1.2 million in the third quarter of 2013, compared to GAAP net income of $2.3 million in the third quarter of 2012. Included in our GAAP earnings is a one-time tax benefit of $4.3 million related to the acquisition of StreetEasy.

•	Adjusted EBITDA was $4.1 million, or 8% of revenue, compared to $7.6 million in the third quarter of 2012, or 24% of revenue. This year-over-year change is primarily due to our previously announced investment in advertising. Additionally, Adjusted EBITDA for the quarter exceeded the previously announced business outlook, due primarily to higher-than-projected revenue flowing through to the bottom line.

•	Basic and diluted GAAP loss per share was $0.03, compared to basic and diluted GAAP earnings per share of $0.08 and $0.07, respectively, in the same period last year. Basic and diluted non-GAAP net loss per share was $0.05, compared to basic and diluted non-GAAP net income per share of $0.13 in the same period last year, which excludes share-based compensation and the one-time tax benefit.

Operating and Business Highlights

•	Zillow’s audience continues to grow substantially, extending the company’s leadership over other category players. In August, traffic reached a record 63.7 million monthly unique users on mobile and Web, an increase of 75% year-over-year. Average monthly unique users during the third quarter of 2013 were a record 61.1 million, up 69% year-over-year.

•	On desktop, according to comScore®, Zillow’s audience market share grew from nearly 27% of the real estate category to nearly 34% of the category year-to-date. The number 2 and 3 brands in the category lost share. Zillow has more than doubled its market share on the Web over the second brand in the category over the last 12 months.

•	Visits to Zillow via a mobile device more than doubled year-over-year in the third quarter of 2013, and in August, 321 million homes were viewed on Zillow via a mobile device. That equates to 120 homes per second. Today, 60% of visits to Zillow occur on a mobile device, jumping to more than 70% on weekends. Zillow operates 25 mobile applications across seven platforms.

•	Premier Agent subscribers increased by a record 5,942 in the third quarter of 2013, and totaled 44,749 on September 30, 2013, up 68% year-over-year. Driven by record subscriber growth, average monthly revenue per subscriber in the third quarter of 2013 was $264.

•	In August, Zillow acquired StreetEasy, the number one online real estate brand in New York City. StreetEasy attracts more than 1 million monthly unique users, and we believe provides untapped potential for revenue growth in the largest U.S. real estate market.

•	In August, Zillow hosted President Barack Obama in an unprecedented event during which the President answered housing questions asked by Zillow users. The event, moderated by Zillow CEO Spencer Rascoff, was followed by a number of other events in partnership with the federal government, including a Google+ Hangout™ with the Federal Housing Finance Authority and an October housing forum, during which a number of elected and appointed officials spoke.

•	In September, Zillow completely redesigned the Zillow Real Estate App for iPhone® and iPad® to launch alongside Apple’s new operating system, iOS7. Apple® then highlighted the app during their launch event and heavily featured it in the App Store, contributing to heavy downloads and usage.

•	In October, Zillow launched the Zillow Digs™ App for iPhone, which Apple featured in the App Store. Since its initial launch in February 2013, Zillow Digs users have “dug” more than 1 million photos, created more than 160,000 boards of ideas and décor, and contributed more than 85,000 photos. This new app allows users to browse photos of kitchens, bathrooms, outdoor spaces and more.

•	Zillow Mortgage Marketplace continued to grow during the quarter with a record 5.9 million loan requests submitted by borrowers, which exceeds the number of loan requests Zillow received in the entire year of 2011.

Opportunities to Participate in Zillow Earnings Report Discussion

•	As part of the reporting of third quarter results, Zillow is working with The Motley Fool, a multimedia financial services company, to broaden the reach of social media questions and discussion surrounding today’s earnings announcement. After results become public, Fool.com will carry an interview with Zillow CEO Spencer Rascoff. Immediately following the conference call, Motley Fool analysts will moderate a Twitter® conversation with Rascoff, using the hashtag #ZEarnings.

•	Additionally, for the third quarter in a row, Zillow executives will consider questions submitted via Twitter and Facebook® during its third quarter earnings call, with the hashtag #ZEarnings, in addition to questions submitted by those dialed in.

Quarterly Conference Call to Include Business Outlook

Zillow management will discuss Zillow, Inc.’s third quarter of 2013 financial results, as well as the fourth quarter 2013 business outlook, in a conference call today at 2 p.m. Pacific Time (5 p.m. Eastern Time) that will also be webcast live. The live webcast of the conference call will be available on the investor relations section of Zillow, Inc.’s website at http://investors.zillow.com/. For those without access to the Internet, the call may be accessed toll-free via phone at 877-643-7152 with conference ID# 84246838. Callers outside the United States may dial 443-863-7921 with conference ID# 84246838. Questions submitted via Zillow’s Twitter account (www.twitter.com/zillow) using the hashtag #ZEarnings, and questions posted on the Zillow Facebook page (www.facebook.com/zillow), will be considered during the Q&A portion of the call, in addition to questions submitted by those dialed in. Following completion of the call, a recorded replay of the webcast and a copy of the prepared remarks will be available on the investor relations section of Zillow, Inc.’s website. The recorded replay will be available until November 12, 2013. To listen to the telephone replay, call toll-free 855-859-2056 with conference ID# 84246838. Callers outside the United States may dial 404-537-3406 with conference ID# 84246838.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that involve risks and uncertainties, including, without limitation, the statements regarding our belief about execution of our strategic priorities. Statements containing words such as “may,” “believe,” “anticipate,” “expect,” “intend,” “plan,” “project,” “will,” “projections,” “business outlook,” “estimate,” or similar expressions constitute forward-looking statements. Differences in Zillow’s actual results from those anticipated in these forward-looking statements may result from actions taken by Zillow as well as from risks and uncertainties beyond Zillow’s control. Factors that may contribute to such differences include, but are not limited to, Zillow’s ability to maintain and effectively manage an adequate rate of growth; the impact of the real estate industry on Zillow’s business; Zillow’s ability to innovate and provide products and services that are attractive to its users and advertisers; Zillow’s ability to increase awareness of the Zillow brand; Zillow’s ability to maintain or establish relationships with listings and data providers; Zillow’s ability to attract consumers to Zillow’s mobile applications and websites; Zillow’s ability to successfully integrate and realize the benefits of our past or future strategic acquisitions or investments; Zillow’s ability to compete successfully against existing or future competitors; the reliable performance of Zillow’s network infrastructure and content delivery processes; and Zillow’s ability to protect its intellectual property. The foregoing list of risks and uncertainties is illustrative, but is not exhaustive. For more information about potential factors that could affect Zillow’s business and financial results, please review the “Risk Factors” described in Zillow’s Annual Report on Form 10-K for the year ended December 31, 2012 filed with the Securities and Exchange Commission, or SEC, and in Zillow’s other filings with the SEC. Except as may be required by law, Zillow does not intend, and undertakes no duty, to update this information to reflect future events or circumstances.

Use of Non-GAAP Financial Measures

To provide investors with additional information regarding our financial results, this press release includes references to Adjusted EBITDA as well as non-GAAP income (loss) per share, both of which are non-GAAP financial measures. We have provided a reconciliation of Adjusted EBITDA to net income (loss), the most directly comparable GAAP financial measure, and a reconciliation of net income (loss), as reported on a GAAP basis, to net income (loss), as adjusted, and the calculation of non-GAAP net income (loss) per share—basic and diluted, within this earnings release.

Adjusted EBITDA is a key metric used by our management and board of directors to measure operating performance and trends, and to prepare and approve our annual budget. In particular, the exclusion of certain expenses in calculating Adjusted EBITDA facilitates operating performance comparisons on a period-to-period basis.

Our use of Adjusted EBITDA has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are:

•	Adjusted EBITDA does not reflect our cash expenditures or future requirements for capital expenditures or contractual commitments;

•	Adjusted EBITDA does not reflect changes in, or cash requirements for, our working capital needs;

•	Adjusted EBITDA does not consider the potentially dilutive impact of share-based compensation;

•	Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future, and Adjusted EBITDA does not reflect cash capital expenditure requirements for such replacements or for new capital expenditure requirements; and

•	Other companies, including companies in our own industry, may calculate Adjusted EBITDA differently than we do, limiting its usefulness as a comparative measure.

Because of these limitations, you should consider Adjusted EBITDA alongside other financial performance measures, including various cash flow metrics, net income (loss) and our other GAAP results.

Our use of non-GAAP income (loss) per share excludes the impact of share-based compensation expense and the income tax benefit. We believe the exclusion of share-based compensation expense and the income tax benefit facilitates operating performance comparisons on a period-to-period basis. However, you should not consider these metrics in isolation or as substitutes for analysis of our results as reported under GAAP.

About Zillow, Inc.

Zillow, Inc. (NASDAQ: Z) operates the leading real estate and home-related marketplaces on mobile and the Web, with a complementary portfolio of brands and products that help people find vital information about homes, and connect with the best local professionals. Zillow’s brands serve the full lifecycle of owning and living in a home: buying, selling, renting, financing, remodeling and more. In addition, Zillow offers a suite of tools and services to help local real estate, mortgage, rental and home improvement professionals manage and market their businesses. Welcoming nearly 64 million monthly unique users in August 2013, the Zillow, Inc. portfolio includes Zillow.com®, Zillow Mobile, Zillow Mortgage Marketplace, Zillow Rentals, Zillow Digs™, StreetEasy®, Postlets®, Diverse Solutions®, Agentfolio™, Mortech® and HotPads™. Zillow is headquartered in Seattle.

Please visit http://investors.zillow.com/, www.zillowblog.com, www.twitter.com/zillow, and www.facebook.com/zillow, where Zillow discloses information about the company, its financial information, and its business which may be deemed material.

The Zillow logo is available at http://zillow.mediaroom.com/index.php?s=191.

Zillow.com, Zillow, StreetEasy, Postlets, Mortech and Diverse Solutions are registered trademarks of Zillow, Inc.

HotPads, Zillow Digs and Agentfolio are trademarks of Zillow, Inc.

comScore is a registered trademark of comScore, Inc.

Google+ Hangout is a trademark of Google, Inc.

Apple, iPhone and iPad are registered trademarks of Apple.

The Motley Fool is a registered trademark of Motley Fool, Inc.

Twitter is a registered trademark of Twitter, Inc.

Facebook is a registered trademark of Facebook, Inc.

(ZFIN)

ZILLOW, INC.

UNAUDITED CONDENSED BALANCE SHEETS

(in thousands)

	September 30, 2013	December 31, 2012
Assets
Current assets:
Cash and cash equivalents	$318,888	$150,040
Short-term investments	46,154	44,054
Accounts receivable, net	15,712	8,655
Prepaid expenses and other current assets	5,005	2,652

Total current assets	385,759	205,401
Long-term investments	59,532	9,389
Property and equipment, net	22,528	13,634
Goodwill	93,199	54,284
Intangible assets, net	30,262	21,248
Other assets	381	279

Total assets	$591,661	$304,235

Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$3,987	$3,158
Accrued expenses and other current liabilities	11,817	6,318
Accrued compensation and benefits	4,120	2,514
Deferred revenue	10,893	8,349
Deferred rent, current portion	198	94

Total current liabilities	31,015	20,433
Deferred rent, net of current portion	3,395	3,485
Shareholders’ equity:
Preferred stock	—	—
Class A common stock	3	3
Class B common stock	1	1
Additional paid-in capital	644,083	351,981
Accumulated deficit	(86,836)	(71,668)

Total shareholders’ equity	557,251	280,317

Total liabilities and shareholders’ equity	$591,661	$304,235

ZILLOW, INC.

UNAUDITED CONDENSED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2013	2012	2013	2012
Revenue	$53,311	$31,915	$139,197	$82,513
Costs and expenses:
Cost of revenue (exclusive of amortization) (1)(2)	5,116	3,623	13,540	10,237
Sales and marketing (2)	31,195	14,118	83,913	34,586
Technology and development (2)	12,167	6,687	33,849	17,535
General and administrative (2)	10,357	5,192	27,568	14,869

Total costs and expenses	58,835	29,620	158,870	77,227

Income (loss) from operations	(5,524)	2,295	(19,673)	5,286
Other income	70	39	240	104

Income (loss) before income taxes	(5,454)	2,334	(19,433)	5,390
Income tax benefit	4,265	—	4,265	—

Net income (loss)	$(1,189)	$2,334	$(15,168)	$5,390

Net income (loss) per share — basic	$(0.03)	$0.08	$(0.43)	$0.19
Net income (loss) per share — diluted	$(0.03)	$0.07	$(0.43)	$0.17
Weighted-average shares outstanding — basic	36,667	30,040	35,011	29,115
Weighted-average shares outstanding — diluted	36,667	32,230	35,011	31,493
(1) Amortization of website development costs and intangible assets included in technology and development	$5,092	$3,198	$13,792	$7,576
(2) Includes share-based compensation expense as follows:
Cost of revenue	$185	$94	$524	$271
Sales and marketing	871	870	9,875	1,349
Technology and development	985	374	3,053	1,182
General and administrative	1,727	374	4,929	1,553

Total	$3,768	$1,712	$18,381	$4,355

Other Financial Data:
Adjusted EBITDA (3)	$4,121	$7,624	$14,519	$18,343

(3)	See above for more information regarding our presentation of Adjusted EBITDA.

ZILLOW, INC.

UNAUDITED STATEMENTS OF CASH FLOWS

(in thousands)

	Nine Months Ended
	September 30,
	2013	2012
Operating activities
Net income (loss)	$(15,168)	$5,390
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	15,811	8,702
Share-based compensation expense	18,381	4,355
Release of valuation allowance on certain deferred tax assets	(4,265)	—
Loss on disposal of property and equipment	894	114
Bad debt expense	1,181	550
Deferred rent	(123)	1,630
Amortization of bond premium	246	586
Changes in operating assets and liabilities:
Accounts receivable	(7,267)	(3,546)
Prepaid expenses and other assets	(1,427)	(7)
Accounts payable	723	758
Accrued expenses	1,045	1,026
Deferred revenue	2,505	2,942

Net cash provided by operating activities	12,536	22,500
Investing activities
Proceeds from maturities of investments	42,000	3,600
Purchases of investments	(94,489)	—
Purchases of property and equipment	(16,434)	(9,652)
Purchases of intangible assets	(2,629)	(2,525)
Acquisitions, net of cash acquired of $0 in 2013 and $2,029 in 2012	(42,615)	(36,405)

Net cash used in investing activities	(114,167)	(44,982)
Financing activities
Proceeds from exercise of Class A common stock options	16,580	6,688
Proceeds from public offering, net of offering costs	253,899	156,726

Net cash provided by financing activities	270,479	163,414
Net increase in cash and cash equivalents during period	168,848	140,932
Cash and cash equivalents at beginning of period	150,040	47,926

Cash and cash equivalents at end of period	$318,888	$188,858

Supplemental disclosures of cash flow information
Noncash transactions:
Capitalized share-based compensation	$2,814	$1,779
Write-off of fully depreciated property and equipment	3,215	2,986

Adjusted EBITDA

The following table presents a reconciliation of Adjusted EBITDA to net income (loss), the most directly comparable GAAP financial measure, for each of the periods presented (in thousands, unaudited):

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2013	2012	2013	2012
Reconciliation of Adjusted EBITDA to Net Income (Loss):
Net income (loss)	$(1,189)	$2,334	$(15,168)	$5,390
Other income	(70)	(39)	(240)	(104)
Depreciation and amortization expense	5,877	3,617	15,811	8,702
Share-based compensation expense	3,768	1,712	18,381	4,355
Income tax benefit	(4,265)	—	(4,265)	—

Adjusted EBITDA	$4,121	$7,624	$14,519	$18,343

Non-GAAP Net Income (Loss) per Share

The following table presents a reconciliation of net income (loss), as reported on a GAAP Basis, to net income (loss), adjusted, and the calculation of non-GAAP net income (loss) per share—basic and diluted, for each of the periods presented (in thousands, except per share data, unaudited):

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2013	2012	2013	2012
Net income (loss), as reported	$(1,189)	$2,334	$(15,168)	$5,390
Share-based compensation expense	3,768	1,712	18,381	4,355
Income tax benefit	(4,265)	—	(4,265)	—

Net income (loss), adjusted	$(1,686)	$4,046	$(1,052)	$9,745

Weighted-average shares outstanding—basic	36,667	30,040	35,011	29,115
Weighted-average shares outstanding—diluted	36,667	32,230	35,011	31,493
Non-GAAP net income (loss) per share—basic	$(0.05)	$0.13	$(0.03)	$0.33
Non-GAAP net income (loss) per share—diluted	$(0.05)	$0.13	$(0.03)	$0.31

Revenue by Type

The following tables present our revenue by type and as a percentage of total revenue for each of the periods presented (in thousands, unaudited):

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2013	2012	2013	2012
Revenue:
Marketplace revenue:
Real estate	$35,136	$21,002	$91,882	$52,232
Mortgages	5,742	2,614	16,465	7,600

Total Marketplace revenue	40,878	23,616	108,347	59,832
Display revenue	12,433	8,299	30,850	22,681

Total revenue	$53,311	$31,915	$139,197	$82,513

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2013	2012	2013	2012
Percentage of Total Revenue:
Marketplace revenue:
Real estate	66%	66%	66%	63%
Mortgages	11%	8%	12%	9%

Total Marketplace revenue	77%	74%	78%	73%
Display revenue	23%	26%	22%	27%

Total revenue	100%	100%	100%	100%

Key Growth Drivers

The following tables set forth our key growth drivers for each of the periods presented:

	Average Monthly Unique Users for the Three Months Ended September 30,		2012 to 2013
	2013	2012	% Change
	(in thousands)
Unique Users	61,118	36,096	69%

Unique users source: We measure unique users with Google Analytics. Beginning in December 2012, the reported monthly unique users reflect the effect of Zillow’s December 14, 2012 acquisition of HotPads, Inc. Beginning in September 2013, the reported monthly unique users reflect the effect of Zillow’s August 26, 2013 acquisition of StreetEasy, Inc.

	At September 30,		2012 to 2013
	2013	2012	% Change
Premier Agent Subscribers	44,749	26,703	68%